UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Upon the release of the Escrow Shares (as defined below) as a result of the U.S. Food and Drug Administration's (the "FDA") approval of the new drug application (the "NDA") for the product candidate Exalgo™ discussed in detail below, the Escrow Agreement among CombinatoRx, Incorporated ("CombinatoRx"), a representative of the stockholders of Neuromed Pharmaceuticals Inc. ("Neuromed"), and Computershare Trust Company, N.A., dated June 30, 2009, terminated by its terms.

Item 8.01. Other Events.

On March 2, 2010, CombinatoRx issued a press release announcing the approval by the FDA on March 1, 2010 of the NDA for Exalgo. The full text of CombinatoRx's press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the merger of CombinatoRx with Neuromed on December 21, 2009 (the "Merger"), CombinatoRx issued 67,826,875 shares of its common stock in escrow (the "Escrow Shares"), 29,943,752 of which were previously cancelled when the FDA did not approve Exalgo prior to January 1, 2010.  Effective upon the FDA approval of the NDA for Exalgo, all of the 37,883,123 remaining Escrow Shares were released to former Neuromed stockholders.

Also, on March 1, 2010, in connection with the FDA approval of the NDA for Exalgo, restricted stock units (the "RSUs") representing 1,077,976 shares of CombinatoRx common stock held by certain employees and directors of CombinatoRx vested in full. CombinatoRx withheld shares of CombinatoRx common stock from issuance to satisfy statutory tax withholding requirements upon vesting of the RSUs, resulting in the net issuance of 726,045 shares of CombinatoRx common stock upon the vesting of the RSUs.

Following the release of the Escrow Shares and the issuance of common stock in connection with the vesting of the RSUs, CombinatoRx has approximately 88,610,640 shares of common stock outstanding.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits
Exhibit No.	Description

99.1	Press release of CombinatoRx, Incorporated dated March 2, 2010.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: Senior Vice President and
General Counsel
Dated: March 2, 2010